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                    November 3, 2022

       Daniel Noreck
       Chief Financial Officer and Treasurer
       TechTarget, Inc.
       275 Grove Street
       Newton, MA 02466

                                                        Re: TechTarget, Inc.
                                                            Form 10-K for the
Year Ended December 31, 2021
                                                            Filed February 28,
2022
                                                            File No. 001-33472

       Dear Daniel Noreck:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Trade & Services